UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 20, 2017

HOME BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

(501) 339-2929

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2017, the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) approved an increase in the number of directors on the Board pursuant to the Company’s Restated Articles of Incorporation, as amended, to 15 directors effective April 21, 2017. The Board elected Jim Rankin, Jr. and Karen Garrett to fill the resulting vacancies on the Board. Mr. Rankin’s and Ms. Garrett’s terms on the Board commenced on April 21, 2017, and will continue until the Company’s next annual meeting or until his or her successor is duly elected and qualified. The Company’s committee appointments for Mr. Rankin and Ms. Garrett have not been determined at this time.

Mr. Rankin has served as President of Trinity Development Company and Four Winds, Inc., two family-owned real estate development and management companies with primary business interests in Faulkner County, Arkansas, since 1999. Mr. Rankin is also an attorney serving in private practice since 1993. Mr. Rankin has been a director of our bank subsidiary, Centennial Bank, since 2001. He is a graduate of the University of Arkansas at Fayetteville and received his juris doctor from the University of Arkansas at Little Rock School of Law. Mr. Rankin’s experience and expertise in residential and commercial real estate, law and banking, and his knowledge and understanding of our business as a current director of Centennial Bank, qualify him to serve on the Board.

Ms. Garrett currently serves as the Managing Partner of Hudson, Cisne & Co., LLP, a certified public accounting firm in Little Rock, Arkansas. Ms. Garrett has been a certified public accountant with Hudson, Cisne & Co. since 1996 and has served for ten years as the firm’s personnel and recruiting coordinator. She is a member of the Accounting Advisory Board for both the University of Central Arkansas and the University of Arkansas at Little Rock, and she served a five-year term on the Arkansas State Board of Accountancy from 2010 to 2015. Ms. Garrett was the first female recipient of the Associated General Contractors of Arkansas annual Distinguished Service Award for 20 years of service to the construction industry in 2015. She is a graduate of the University of Central Arkansas in Conway, Arkansas. Her leadership experience and expertise in tax accounting, auditing, financial statement analysis, leadership succession planning, business consulting and personnel management and recruiting qualify her to serve on the Board.

Additionally, on April 20, 2017, one of our current directors, Dale A. Bruns, announced that he intends to retire from the Board effective June 25, 2017.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders of the Company was held on April 20, 2017. The following items of business were presented to the shareholders:

(1) The thirteen directors were elected as proposed in the Proxy Statement dated March 7, 2017 (the “Proxy Statement”), under the caption “Election of Directors” with votes cast as follows:

	Total Vote For Each Director	Total Vote Withheld For Each Director	Total Broker Non-Vote For Each Director
John W. Allison	103,706,423	1,091,503	25,759,605
C. Randall Sims	104,085,394	712,532	25,759,605
Brian S. Davis	97,546,491	7,251,435	25,759,605
Milburn Adams	101,936,717	2,861,209	25,759,605
Robert H. Adcock, Jr.	74,270,347	30,527,579	25,759,605
Richard H. Ashley	101,687,793	3,110,133	25,759,605
Mike D. Beebe	102,473,797	2,324,129	25,759,605
Dale A. Bruns	101,219,279	3,578,647	25,759,605
Jack E. Engelkes	101,687,506	3,110,420	25,759,605
Tracy M. French	103,913,820	884,106	25,759,605
James G. Hinkle	104,090,020	707,906	25,759,605
Alex R. Lieblong	99,441,987	5,355,939	25,759,605
Thomas J. Longe	103,866,809	931,117	25,759,605

(2) The Company’s executive compensation was approved as proposed in the Proxy Statement under the caption “Advisory (Non-binding) Vote Approving Executive Compensation” with votes cast as follows: 95,071,765 votes for, 9,422,270 votes against, 303,891 votes abstaining and 25,759,605 broker non-votes.

(3) The material terms of the performance goals under the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended, were approved as proposed in the Proxy Statement under the caption “Approval of the Material Terms of the Performance Goals Under the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan” with votes cast as follows: 103,251,129 votes for, 1,363,763 votes against, 183,033 votes abstaining and 25,759,605 broker non-votes.

(4) The Audit Committee’s selection and appointment of the accounting firm of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 was ratified with votes cast as follows: 130,052,009 votes for, 418,990 votes against, 86,532 votes abstaining and zero broker non-votes.

Abstentions and broker non-votes were counted for purposes of determining whether a quorum was present, but were not treated as votes cast on a proposal. Therefore, abstentions and broker non-votes did not have the effect of a vote for or against the proposal and were not counted in determining the number of votes required for approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)

Date: April 21, 2017	/s/ Jennifer C. Floyd
Jennifer C. Floyd
Chief Accounting Officer